Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

September 24, 2012

LinnCo, LLC

600 Travis, Suite 5100

Houston, Texas 77002

Linn Energy, LLC

600 Travis, Suite 5100

Houston, Texas 77002

Ladies and Gentlemen:

We are acting as counsel to LinnCo, LLC, a Delaware limited liability company (“LinnCo”), and Linn Energy, LLC, a Delaware limited liability company (“LINN”), in connection with a proposed public offering by LinnCo and LINN of common shares representing limited liability company interests in LinnCo (the “Shares”) pursuant to (i) the Registration Statement on Form S-1 (Registration No. 333-182305), as amended (the “Registration Statement”), filed by LinnCo and LINN with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus (the “Prospectus”), as filed by LinnCo and LINN with the Commission.

Subject to the assumptions, qualifications and limitations set forth in the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” we confirm that such discussion, insofar as it concerns matters of law and legal conclusions, but not as to factual matters, constitutes our opinion as to the material U.S. federal income tax consequences of an investment in the Shares.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We further consent to the incorporation by reference of this opinion into any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Shares. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.